Exhibit 10.6
LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 30, 2020 (the “Effective Date”) between (a) SILICON VALLEY BANK, a California corporation (“Bank”), and (b) SIMILARWEB LTD, a private company organized under the laws of the State of Israel (“ISR Borrower”), SIMILARWEB UK LIMITED, a limited liability company incorporated under the laws of England and Wales with company number 08634777 and its registered address at Milton Gate, 60 Chiswell St., London EC17 4AG, United Kingdom, (“UK Borrower”), and SIMILARWEB, INC., a Delaware corporation with its registered address at 35 E. 21st St., New York, NY 10010, USA (“US Borrower) (ISR Borrower, UK Borrower and US Borrower are hereinafter jointly and severally, individually and collectively, referred to as “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
1.    ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations shall be made in accordance with GAAP; provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, all financial covenants and other financial calculations shall be computed with respect to Borrower on a consolidated basis.
2.    LOAN AND TERMS OF PAYMENT
2.1    Promise to Pay. Subject to the terms and conditions set forth in this Agreement, Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2    Revolving Line.
(a)    Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall, subject to the terms and conditions set forth in this Agreement, make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
(b)    Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
2.3    Overadvances. If, at any time, the outstanding aggregate principal amount of any Advances exceeds the Availability Amount, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”) and Borrower hereby irrevocably authorizes Bank to debit any of its accounts maintained with Bank or any of Bank’s Affiliates in connection therewith. Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
2.4    Payment of Interest on the Credit Extensions.
(a)    Interest Rate. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a rate equal to the greater of: (i) a floating per annum rate equal to half of one percent (0.50%) above the Prime Rate; or (ii) a fixed per annum rate equal to three and three quarters of one percent (3.75%), in each case, which interest shall be payable monthly in accordance with Section 2.4(d) below.
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Notwithstanding the foregoing, upon consummation of a Qualified IPO and thereafter, subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a rate equal to the greater of: (i) a floating per annum rate equal to one quarter of one percent (0.25%) above the Prime Rate; or (ii) a fixed per annum rate equal to three and one half of one percent (3.50%), in each case, which interest shall be payable monthly in accordance with Section 2.4(d) below.
(b)    Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is three percent (3.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
(c)    Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
(d)    Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
2.5    Fees. Borrower shall pay to Bank:
(a)    Revolving Line Commitment Fee. On the Effective Date, a fully earned, non-refundable commitment fee of One Hundred Seventy Five Thousand Dollars ($175,000) (the “Revolving Line Commitment Fee”);
(b)    Anniversary Fee. On the one (1) year anniversary of the Effective Date, a fully earned, non-refundable anniversary fee of One Hundred Seventy Five Thousand Dollars ($175,000) (the “Anniversary Fee”);
(c)    Additional Fee. (x) In the event that a Qualified IPO is consummated prior to or on the one (1) year anniversary of the Effective Date, then, upon the consummation of such Qualified IPO, an additional fully earned, non-refundable fee in an amount equal to Eighty Seven Five Hundred Thousand Dollars ($87,500); and (y) In the event that a Qualified IPO is consummated following the one (1) year anniversary of the Effective Date however prior to the Revolving Line Maturity Date, then, upon the consummation of such Qualified IPO, an additional fully earned, non-refundable fee in an amount equal to the product (i) of Eighty Seven Five Hundred Thousand Dollars ($87,500), multiplied by (ii) a percentage which shall reflect the relative time remaining from the date of consummation of such Qualified IPO to the Revolving Line Maturity Date (in each case, the “Additional Fee”).
(d)    Additional Anniversary Fee. In the event that a Qualified IPO is consummated before the one (1) year anniversary of the Effective Date, then, on the one (1) year anniversary of such Qualified IPO an additional fully earned, non-refundable anniversary fee in an amount equal to (i) the product of (A) Eighty Seven Five Hundred Thousand Dollars ($87,500), multiplied by (B) a percentage which shall reflect the relative time remaining from the such one (1) year anniversary of such Qualified IPO to the Revolving Line Maturity Date out of the one-year period commencing as of the first (1) year anniversary of the Effective Date (the “Additional Anniversary Fee”).
(e)    Unused Revolving Line Facility Fee. Payable quarterly in arrears on a calendar year basis, on the last day of each calendar quarter occurring hereinafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to zero

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point thirty of one percent (0.3%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.4(d). The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.5(b) notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make Credit Extensions hereunder.
(f)    Bank Expenses. All Bank Expenses (including reasonable documented external attorneys’ fees and expenses for documentation and negotiation of this Agreement (which external attorneys’ fees for the documentation and negotiation of this Agreement will not exceed Thirty Five Thousand Dollars ($35,000) as of the Effective Date)), incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
(g)    Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.5 pursuant to the terms of Section 2.7(c).
2.6    Good Faith Deposit. Borrower has paid to Bank a deposit of Twenty Five Thousand Dollars ($25,000) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process. Any portion of the Good Faith Deposit not utilized to pay Bank Expenses will be applied to the Loan Fees.
2.7    Payments; Application of Payments; Debit of Accounts.
(a)    All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)    Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
(c)    Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. Bank shall as promptly as reasonably practicable notify Borrower when it debits Borrower’s accounts for payments other than principal and interest. These debits shall not constitute a set-off.
2.8    Withholding.
(a)    All payments by ISR Borrower to Bank shall be made subject to applicable withholding taxes under the Israeli Income Tax Ordinance and the Convention between the Government of the State of Israel and the Government of the United States of America with respect to taxes on income, provided however, that if Bank provides ISR Borrower with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding issued by the Israeli Tax Authority, then the withholding (if any) of any amounts from the payments to be made by the Borrower to Bank shall be made only in accordance with the provisions of such certificate. For the avoidance of doubt, any amounts withheld in accordance with this Section2.8(a) shall be deemed to have been paid to the Bank.

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(b)    Subject to Section 2.8(a) above, Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. In the event that tax was withheld by Borrower, Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment, and will cooperate with Bank in connection with any information and documentation reasonably required by Bank in connection with credits, exemptions, rebates, or other benefits to be obtained by Bank in connection with such withholding payments made by Borrower, which credits, exemptions, rebates, or other benefits shall be property of Bank, without payment to Borrower or application to any Obligations hereunder; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate proceedings and as to which payment in full is bonded or reserved against by Borrower.
(c)    Bank declares that it is a bank regulated under US federal law and accordingly classified as a “financial institution” as such term is defined in the Israeli Value Added Tax Law, 5736-1975 and any regulations and rules promulgated thereunder.
(d)    The agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of this Agreement.
2.9    UK Withholding; Gross-up. All payments to be made by UK Borrower under this Agreement, whether in respect of principal, interest, fees or otherwise, shall (save insofar as required by law to the contrary) be paid in full without set-off or counterclaim and free and clear of and without any deduction or withholding or payment for or on account of any Taxes that may be imposed in the United Kingdom or any other jurisdiction from which payment may be made by UK Borrower under this Agreement excluding Taxes on income of Bank. If UK Borrower shall be required by law to effect any deduction or withholding or payment as aforesaid from or in connection with any payment made under this Agreement for the account of Bank then:
(a)    UK Borrower shall promptly notify Bank upon becoming aware of the relevant requirements to deduct any such deduction or withholding or payment;
(b)    UK Borrower shall ensure that such deduction or withholding or payment does not exceed the minimum legal liability therefor, shall remit the amount of such Tax to the appropriate Taxation authority and shall forthwith pay to Bank such additional amount as will result in the immediate receipt by Bank of the full amount which would otherwise have been receivable hereunder had no such deduction or withholding or payment been made; and
(c)    UK Borrower shall not later than fifty (50) days after each deduction or withholding or payment of any Taxes forward to Bank documentary evidence reasonably required by Bank in respect of the payment of any such Taxes.
3.    CONDITIONS OF LOANS
3.1    Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)    duly executed signatures to the Loan Documents;

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(b)    duly executed signatures of Borrower to the IP Agreement, completed exhibits thereto and copies of intellectual property search results in connection therewith;
(c)    duly executed original signatures of ISR Borrower (together with ISR Borrower’s stamp) to the ISR Debentures and their translation to Hebrew and duly executed original notices to the Israeli Registrar of Companies for the registration of the ISR Debentures and original confirmation of such translations’ compatibility, as required for the registration of the ISR Debentures;
(d)    an officer certificate of ISR Borrower with respect to ISR Borrower’s articles, certificate of incorporation, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party, together with the duly executed signatures thereto;
(e)    US Borrower’s Operating Documents and long-form good standing certificates of US Borrower certified by the Secretary of State (or equivalent agency) of US Borrower’s jurisdiction of organization or formation and each jurisdiction in which US Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(f)    a secretary’s certificate of US Borrower with respect to US Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(g)    duly executed signatures to the completed Borrowing Resolutions for each Borrower;
(h)    evidence that (i) the Liens securing Indebtedness owed by ISR Borrower to Bank Leumi le-Israel B.M. will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;
(i)    evidence that the charge dated 30 July 2016 (Charge Code: 0863 4777 0001) in favor of Bank Leumi Le-Israel B.M., has or will, concurrently with the initial Credit Extension, be terminated;
(j)    certified copies, dated as of a recent date, of financing statement and other lien filing searches, UK Companies Registry searches and Israel Companies Registrar searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released, in each case with respect to each Borrower;
(k)    the Perfection Certificate(s) of each Borrower together with the duly executed signatures thereto;
(l)    Intellectual Property search results and completed exhibits to the IP Agreements;
(m)    an executed legal opinion of ISR Borrower’s counsel dated as of the Effective Date, substantially in the form provided to Bank prior to the Effective Date;
(n)    a legal opinion of Bank’s UK counsel (authority/enforceability) in respect of UK Borrower, in form and substance acceptable to Bank and delivered to Bank on the Effective Date (it being agreed that the costs associated with such opinion constitute Bank Expenses);
(o)    evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank and cancellation notice to Bank;
(p)    duly executed signatures to the UK Debenture;

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(q)    a certificate of a director of UK Borrower attaching; (i) certificate of incorporation; (ii) its memorandum and articles of association; (iii) specimen signatures of the authorized signatories to the Loan Documents to which it is a party; (iv) applicable shareholder resolutions (if any); and (v) the Borrowing Resolutions;
(r)    a duly executed payoff letter in a form acceptable to Bank for the discharge of Borrower’s debts and obligations to Bank Leumi le-Israel B.M. (“Bank Leumi”) with respect to the Second Amended and Restated Loan and Security Agreement signed between Bank Leumi and the Borrower on December 22, 2019 (the “Leumi LSA”);
(s)    with respect to the initial Advance, a completed Transaction Report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s Accounts); and
(t)    payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.
3.2    Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a)    timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;
(b)    the representations and warranties in this Agreement, in the ISR Debentures in the UK Debenture, and in the IP Agreements shall be true, accurate, and complete in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement, in the ISR Debentures, the UK Debenture and the IP Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
(c)    Bank determines to its satisfaction, in its good faith business judgment, that there has not been any material impairment in Borrower’s general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor any material adverse deviation by Borrower from the most recent business plan of Borrower, as applicable, presented to and accepted by Bank.
3.3    Covenant to Deliver.
Except as otherwise provided in this Section 3.3, Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
(a)    Unless otherwise provided in writing, within ninety (90) days after the Effective Date, the Initial Audit has been completed to Bank’s satisfaction in its sole discretion.
(b)    Unless otherwise provided in writing, within thirty (30) days after the Effective Date, the Cash Collateral Account and the Blocked Account have been established to Bank’s satisfaction in its sole discretion.
(c)    Unless otherwise provided in writing, within thirty (30) days after the Effective Date, duly executed signatures to a Control Agreement with Bank Leumi USA.

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(d)    Upon receipt by Bank Leumi of the entire amount of Borrower’s debts and obligations to Bank Leumi under the Leumi LSA, release of all liens registered in favor of Bank Leumi over Borrower’s assets and release of all other securities or guaranties in connection therewith.
3.4    Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance. Such notice shall be made by Borrower through Bank’s online banking program, provided, however, if Borrower is not utilizing Bank’s online banking program, then such notice shall be in a written format acceptable to Bank that is executed by an Authorized Signer. Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances. In connection with any such notification, Borrower must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information as Bank may request in its good faith business judgement. Bank shall credit proceeds of an Advance to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.
4.    CREATION OF SECURITY INTEREST
4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If Borrower shall at any time acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Bank.
Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to applicable law and the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement) and by the ISR Debentures, the UK Debenture and any and all other security agreements, mortgages or other collateral granted to Bank by Borrower as security for the Obligations, now or in the future (subject only to Permitted Liens that are permitted pursuant to applicable law and the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).
If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, as soon as practicable, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment consistent with Bank’s then current practice for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.
4.2    Debentures. Borrower undertakes to create, in favor of Bank, a first ranking floating charge over all of the present and future assets of ISR Borrower whether now existing or hereafter created (including without limitation, Intellectual Property), and a first ranking fixed charge over its registered and unissued share capital, its

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goodwill, Intellectual Property, equipment and other fixed assets and any tax benefits to which it may be entitled, in accordance with debentures of floating charge and fixed charge in the forms of Debenture attached as Exhibit D-1 and Exhibit D-2 respectively (as amended, modified or restated from time to time, jointly, the “ISR Debentures” and each, an “ISR Debenture”). In addition, Borrower undertakes to create within twenty (20) days of the end of each 6 months period, , and more often if requested at the good faith business judgment of Bank, a first ranking fixed charge over (i) each Account which is outstanding at such time, (ii) ISR Borrower’s rights, whether then existing or thereafter created, to receive funds from its customers, and (iii) any additional applications for registration of Intellectual Property of ISR Borrower or additional registered Intellectual Property of ISR Borrower (as described in Section 6.10 below) and any additional unregistered Intellectual Property developed by ISR Borrower, and (iv) Borrower’s Equipment, all in accordance with a debenture of fixed charge in the form of the Debenture attached hereto as Exhibit D-2) (or in the form of an amendment to the existing ISR Debenture, at the Bank’s discretion; each such new and/or amended debenture shall also be included in the definition of the term “ISR Debenture” herein). Borrower warrants and represents that the charges of the ISR Debentures, upon the filing thereof, shall be first priority fixed and floating charges (as provided therein) in the Collateral. Exhibits D-4 through D-10 attached hereto detail the Customers List, Pledged Accounts, Copyrights, Patents, Trademarks, Mask Works and Equipment List, as such terms are defined under the fixed charge ISR Debenture.
UK Borrower undertakes to create, in favor of Bank, a first ranking fixed charge over all of its present and future assets, whether now existing or hereafter created (including without limitation to the generality of the foregoing over its Accounts, Equipment and Intellectual Property) and a first floating charge over all of its property, undertaking and assets (howsoever described) as detailed in the UK Debenture attached as Exhibit D-3 (as amended, modified or restated from time to time, the “UK Debenture”).
4.3    Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral and a first priority fixed and floating charges as set forth in the ISR Debentures and the UK Debenture (subject only to Permitted Liens that are permitted pursuant to applicable law and the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement).
4.4    Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion. Bank shall provide copies to Borrower of any such filings, including all financing statements so filed, upon Borrower’s reasonable request.
5.    REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows:
5.1    Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing (to the extent such concept exists in the applicable jurisdiction) in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. UK Borrower is a private limited company, duly incorporated and validly existing under the laws of England and has the power to carry on its business as it is now being conducted and to own its property and other assets. ISR Borrower is not in a status of a ‘breaching company’ as such term is defined under the Israeli Companies Law, 5759-1999. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by the applicable Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of

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business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate, in any material respect, any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
5.2    Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder and under the ISR Debentures and UK Debenture, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein and, as provided in the ISR Debentures, and UK Debenture fixed and floating charges thereon, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
Any Inventory, if applicable, is in all material respects of good and marketable quality, free from material defects.
Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.
Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
5.3    Customer Accounts. For any customer Account that generates Monthly Recurring Revenues, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such customer Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. All sales and

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other transactions underlying or giving rise to each customer Account that generates Monthly Recurring Revenues shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are customer Accounts that generate Monthly Recurring Revenues. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all customer Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Borrower is the owner of and has the legal right to sell, transfer, assign and encumber each customer Account, and, to Borrower’s knowledge, there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount.
5.4    Litigation. There are no actions or proceedings pending or, to the knowledge of Borrower or any Responsible Officer, threatened in writing by or against Borrower in which an adverse decision could reasonably be expected to cause a Material Adverse Change.
5.5    Financial Statements; Financial Condition. All consolidated financial statements for Borrower delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods set forth therein, subject in the case of unaudited interim financial statements to normal year-end adjustments and the absence of footnotes. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6    Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature and UK Borrower is not unable to pay its debts (including trade debts) within the meaning of the Insolvency Act 1986 and has not stopped paying its debts as they fall due and the value of its assets is not less than the value of its liabilities (taking into account its contingent and prospective obligations).
5.7    Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s properties or assets has been used by Borrower, or to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.
5.8    Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except to the extent such taxes are being contested in good faith by appropriate proceedings in accordance with applicable law, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
To the extent the payment of any duly assessed and payable taxes is deferred by Borrower as a result of such taxes being contested by Borrower, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Other than as set forth in the Perfection Certificate, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and

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deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
5.11    No Winding-Up. Borrower has not taken any corporate or other action nor has any application been made or any other steps been taken or legal proceedings been started or (to Borrower’s knowledge) threatened in writing against Borrower for its winding-up or for the appointment of a liquidator, trustee, receiver, administrative receiver, administrator, examiner or similar officer of it or of any or all of its assets.
5.12    Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement contained in any exhibit, report, statement or certificate furnished by or on behalf of Borrower in writing in connection with the Loan Documents given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.13    Definition of “Knowledge”. For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
5.14    IIA and Investment Center. As of the Effective Date, Borrower did not receive any grants, funds or benefits (including, but not limited to, tax benefits) from IIA or Investment Center, or the Binational Industrial Research and Development Foundation or any other Governmental Authority except as provided in Schedule 5.14. Borrower is not obligated to pay any royalties or any other payments to the IIA or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority, except as provided in Schedule 5.14. The transactions contemplated under this Agreement, the ISR Debentures and any other Loan Document (including the realization of the Charged Property) are not subject to any right and do not require the approval of the IIA or Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority, except as provided in Schedule 5.14.
6.    AFFIRMATIVE COVENANTS
Borrower shall do all of the following:
6.1    Government Compliance.
(a)    Maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply in all material respects with all laws, ordinances and regulations to which it is subject, except to the extent that failure to so comply would not reasonably be expected to have a material adverse effect on Borrower’s business or operations.
(b)    Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

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6.2    Financial Statements, Reports, Certificates. Provide Bank with the following:
(a)    within fifteen (15) days after the last day of each month and together with any Advance request, a transaction report (and any schedules related thereto and including any other information requested by Bank with respect to Borrower’s and its Subsidiaries’ consolidated Monthly Recurring Revenue), which shall include, without limitation, Borrower’s and its Subsidiaries’ consolidated Monthly Recurring Revenue, including, without limitation, details of Monthly Recurring Revenue at the beginning of each calendar month, lost Monthly Recurring Revenue, new Monthly Recurring Revenue, new Monthly Recurring Revenue from up-sales or expansion revenues, total subscribers, new subscribers and lost subscribers, Advance Rate and Net Churn Percentage, including a declaration with respect to the Monthly Recurring Revenues attributable to the Non-Borrowing Subsidiaries, all as reasonably requested by Bank, each in a form acceptable to Bank (such report, the “Transaction Report”);
(b)    as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet (including consolidating balance sheet), income statement covering Borrower’s and its Subsidiaries’ consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);
(c)    within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;
(d)    as soon as available, and at least annually, within ten (10) days of approval by Borrower’s Board, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by quarter) for the upcoming fiscal year of Borrower, (B) material changes to the capitalization table and in any event any changes that constitute a change of more than 10% in the Company’s share capital (provided that following consummation of a Qualified IPO, Borrower shall report Bank on any such changes to the capitalization table on a quarterly basis), and (C) annual financial and sales projections for the following fiscal year approved by Borrower’s Board and commensurate in form and substance with those provided to Borrower’s venture capital investors;
(e)    as soon as available, and in any event within one hundred fifty (150) days following the end of Borrower’s and its Subsidiaries’ fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank (provided that any firm associated with the “Big Four” accounting firms or an affiliate thereof is deemed acceptable to Bank);
(f)    in the event that Borrower becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;
(g)    within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;
(h)    prompt report of any legal actions pending or threatened in writing against Borrower that could result in damages or costs to Borrower of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

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(i)    as soon as practicable, from time to time, such other information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank;
(j)    prompt written notice of Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;
(k)    Provide Bank with prompt written notice of any changes to the beneficial ownership information set out in items 2(d) through 2(g) of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers.
6.3    Accounts Receivable.
(a)    Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.
(b)    Disputes. Borrower shall promptly notify Bank of all (i) material disputes or claims relating to Accounts, and in any event (ii) disputes or claims relating to Accounts, where such disputes’ and/or claims’ value exceeds in the aggregate in an amount of Three Hundred Thousand Dollars ($300,000). Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.
(c)    Collection of Accounts. Within thirty (30) days from the Effective Date, Borrower shall direct Account Debtors to (i) deliver or transmit all proceeds of Accounts of UK Borrower to blocked accounts established with Bank (collectively, the “Blocked Account”) and (ii) deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, ISR Borrower and US Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account and UK Borrower shall immediately get in and realize and pay into the Blocked Account all monies which it may receive in respect of Accounts. It will be considered an immediate Event of Default if the Cash Collateral Account and Blocked Account are not established and operational within 30 days following the Effective Date and at all times thereafter. Upon receipt by Borrower of any proceeds of Accounts, Borrower shall immediately transfer and deliver same to the Cash Collateral Account or Blocked Account (as appropriate) along with a detailed cash receipts journal. Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account and the Blocked Account shall be transferred on a daily basis to Borrower’s operating account with Bank. Borrower hereby authorizes Bank to transfer to the Cash Collateral Account or the Blocked Account (as applicable) any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).
(d)    Reserves. Notwithstanding any terms in this Agreement to the contrary: Bank may, at times when an Event of Default exists or an event exists that, with notice or passage of time or both, Bank determines would constitute an Event of Default, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account or the Blocked Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Borrower’s operating account with Bank) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.
(e)    Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) in case the value of such credit memorandum exceeds in the aggregate in an amount of Three Hundred Thousand Dollars ($300,000), provide

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a copy of such credit memorandum to Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
(f)    Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, (i) verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit. In addition, Bank may notify Account Debtors to make payments in respect of Accounts directly to Bank. Notwithstanding the foregoing, prior to the occurrence and continuance of an Event of Default, Bank will obtain Borrower’s prior written consent before making any direct contact with Borrower’s Account Debtors.
(g)    No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
6.4    Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of One Hundred Thousand Dollars ($100,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement and/or in any other Loan Document.
6.5    Taxes; Pensions. Timely file all required tax returns and reports and timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6    Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits are expected to be conducted no more often than once every twelve (12) months per Borrower (or more frequently as Bank in its sole discretion determines that conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrower’s expense, and the charge therefor shall be One Thousand Dollars ($1,000) per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), in each case, plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than eight (8) days in advance, and Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of Two Thousand Dollars ($2,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

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6.7    Insurance.
(a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Bank. All property policies of US Borrower and UK Borrower shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured as follows: SILICON VALLEY BANK: 3003 Tasman Drive, Santa Clara, CA 95054, USA. With respect to any property insurance policy of ISR Borrower, Bank shall be designated as a “Motav” in the meaning and for the purposes of the Israeli Insurance Contract Law 5741-1981.
(b)    Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.
(c)    At Bank’s reasonable request, Borrower shall deliver to Bank certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled, provided however, that the foregoing shall not apply to any policies maintained with a UK insurance provider to the extent such insurance provider(s) fail to provide such agreement, in which event, Borrower shall assume such notification requirement in lieu of the insurance provider. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8    Accounts.
(a)    Within not more than thirty (30) days from the Effective Date and thereafter, Borrower shall maintain its primary operating and other deposit accounts, the Cash Collateral Account, the Blocked Account and primary securities/investment accounts, and a majority of Borrower’s cash with Bank and Bank’s Affiliates, provided however, that ISR Borrower may maintain operating accounts with financial institutions in Israel so long as funds contained therein shall be in New Israeli Shekels, or, for the avoidance of doubt, in another currency for the purpose of conversion to New Israeli Shekels. Any Guarantor shall maintain all depository, operating and securities/investment accounts with Bank and Bank’s Affiliates.
(b)    In addition to and without limiting the restrictions in (a), Borrower shall provide Bank five (5) Business Days’ prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. In addition, without limiting the provisions of subsection (a) above,
(i) for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated prior to the repayment of all Obligations and accrued and unpaid interest thereon in accordance with the provisions hereof and the termination of this Agreement without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
6.9    Financial Covenants - Liquidity.
(a)    Prior to the consummation of Qualified IPO, maintain at all times, tested monthly, Liquidity of at least Twenty Million Dollars ($20,000,000).

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(b)    Upon and following the consummation of Qualified IPO, maintain at all times, tested monthly, Liquidity of at least Thirty Five Million Dollars ($35,000,000).
6.10    Protection and Registration of Intellectual Property Rights.
(a)    (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly upon becoming aware thereof, notify Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(b)    If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least five (5) Business Days’ prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.
(c)    Provide written notice to Bank within ten (10) Business Days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
6.11    Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.12    Online Banking.
(a)    Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).
(b)    Comply with the terms of the Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume

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that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.
6.13    Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) Business Days after the same are sent or received, copies of all material correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower.
6.14    Inventory; Returns; Notices of Adjustments. Keep all Inventory, if applicable, in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. If, at any time during the term of this Agreement, any Account Debtor asserts an Adjustment in excess of One Hundred Thousand Dollars ($100,000), Borrower issues a credit memorandum, or any representation, warranty or covenant set forth in this Agreement or the other Loan Documents is no longer true in all material respects, Borrower will promptly advise Bank.
6.15    Grants. Borrower shall provide written notice to the Bank upon receipt of any grants, funds or benefits from the IIA or the Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority. Notwithstanding the above, after the occurrence and during the continuance of an Event of Default, Borrower shall obtain the prior written consent of Bank before receiving any grants, funds or benefits, or filing for an application to receive funding from IIA or the Investment Center or the Binational Industrial Research and Development Foundation or any other Governmental Authority.
6.16    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), then, upon such Subsidiary becoming a Material Subsidiary, Borrower and such Guarantor (as applicable) shall (a) cause such Material Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien, to the extent required by Bank, in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Material Subsidiary, in form and substance satisfactory to Bank; and (c) provide to Bank all other documentation in form and substance satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.16 shall be a Loan Document.
7.    NEGATIVE COVENANTS
Borrower shall not do any of the following without Bank’s prior written consent:
7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property (including for the avoidance of doubt, Intellectual Property) (including, without limitation, pursuant to a Division), except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) of Equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such Transfer are reasonably promptly applied to the purchase price of similar replacement Equipment, all in the ordinary course of business; (d) of assets by a Borrower to another Borrower; and (e) consisting of Permitted Liens and Permitted Investments;
7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; (b) liquidate or dissolve;

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(c) fail to provide notice to Bank of any Key Person(s) departing from or ceasing to be employed by Borrower within five (5) days after his/her departure from Borrower; or (d) permit or suffer any Change in Control.
Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Three Hundred Thousand Dollars ($300,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Three Hundred Thousand Dollars ($300,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Three Hundred Thousand Dollars ($300,000) of Borrower’s assets or property, then Borrower will provide notice to Bank, and, at Bank’s request, the landlord of any such new offices or business locations, including warehouses, shall execute and deliver a landlord consent in form and substance satisfactory to Bank; provided no such landlord consent shall be required in connection with any locations in Israel. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Three Hundred Thousand Dollars ($300,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will provide notice to Bank, and, at Bank’s request, such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank; provided no such bailee agreement shall be required in connection with any locations in Israel.
7.3    Mergers or Acquisitions. Merge or consolidate with any other Person, or acquire all or substantially all of the capital stock or property of another Person (including, without limitation, pursuant to a Division).. In case the Company shall wish to enter into any of the foregoing transactions it shall provide Bank a written notice to that effect, detailing all economic, legal and other material terms of such transaction, including a confirmation that consummation of such transaction shall not result in breach of the Company’s financial covenants set forth hereunder or in any other Event of Default (the “Company’s Notice”) and the Bank shall provide the Company its response to such notice within 5 Business Days from receipt by the Bank of the Company’s Notice.
7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.
7.5    Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein or the charges granted under the ISR Debentures, and UK Debentures, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
7.6    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment (other than dividends, distributions or payments by US Borrower or UK Borrower to ISR Borrower) or redeem, retire or purchase any capital stock or shares; or (b) directly or indirectly acquire or own any Person or make any Investment other than Permitted Investments.
7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
Notwithstanding the foregoing, Borrower shall not, directly or indirectly, make any payments to Borrower’s and/or any Subsidiary’s current or former shareholders, but may pay and/or approve compensation

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payable in the ordinary course of business, to officers and directors (including if Affiliates of Borrower) in their capacity as such, in each case, under remuneration arrangements approved by Borrower’s competent corporate organ (whether the board of directors or compensation committee).
7.9    Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.
7.10    Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
8.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension and/or any payment of any Loan Fees, in each case when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2    Covenant Default. Borrower (a) fails or neglects to perform any obligation in Section 6 of this Agreement or violates any covenant in Section 7 of this Agreement or any other term, provision, condition, covenant or agreement contained in the ISR Debentures, or (b) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents and as to any default (other than those specified in clause (a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period). Grace and cure periods provided under this Section 8.2 shall not apply, among other things, to financial covenants or any other covenants that are required to be satisfied, completed or tested by a date certain or any covenants set forth in clause (a);
8.3    Material Adverse Change. A Material Adverse Change occurs;
8.4    Attachment; Levy; Restraint on Business.
(a)    (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof

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are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or
(b)    (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;
8.5    Insolvency. If any of the following occurs in respect of Borrower (each of which shall be an “Insolvency Proceeding”) (a) Borrower is or is deemed for the purposes of any law to be, unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins a US Insolvency Proceeding or an Israeli Insolvency Proceeding; or (c) a US Insolvency Proceeding or Israeli Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made until any US Insolvency Proceeding or Israeli Insolvency Proceeding , as applicable, is dismissed) or (d) a UK Insolvency Proceeding is begun against Borrower and not dismissed or stayed within fourteen (14) days (but no Credit Extensions shall be made until any UK Insolvency Proceeding is dismissed);
8.6    Other Agreements. There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Three Hundred Thousand Dollars ($300,000); or (b) any breach or default by Borrower or Guarantor, the result of which could have a material adverse effect on Borrower’s or any Guarantor’s business;
8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Three Hundred Thousand Dollars ($300,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made, and/or if Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in the ISR Debentures and such representation, warranty, or other statement is incorrect;
8.9    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;
8.10    Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; and
8.11    Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such

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Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower to hold any Governmental Approval in any other jurisdiction; and
8.12    Non-borrowing Subsidiaries. (a) SimilarWeb France SAS, at any time maintain cash and cash equivalents with an aggregate gross value greater than the equivalent of Two Million Dollars ($2,000,000); or (b) SimilarWeb Australia Pty Ltd., at any time maintain cash and cash equivalents with an aggregate gross value greater than the equivalent of Two Million Dollars ($2,000,000); or (c) SimilarWeb Japan KK, at any time maintains cash and cash equivalents with an aggregate gross value greater than the equivalent of Three Million Dollars ($3,000,000); or (d) all Non-borrowing Subsidiaries (whether exist at time of execution hereof or acquired/purchased thereafter, and including for the avoidance of doubt, without limitation SimilarWeb Japan KK, SimilarWeb France SAS and SimilarWeb Australia Pty Ltd.) at any time maintain cash and cash equivalents with an aggregate gross value greater than the equivalent of Seven Million Dollars ($7,000,000).
9.    BANK’S RIGHTS AND REMEDIES
9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
(b)    stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
(c)    demand that Borrower (i) deposit cash with Bank in an amount equal to (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
(d)    verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;
(e)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
(f)    apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

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(g)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;
(h)    place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(i)    demand and receive possession of Borrower’s Books; and
(j)    exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof) or any other applicable law, including realization of securities and the exercise of all of Bank’s rights and remedies with respect to the ISR Debentures and the UK Debenture.
9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact to:
(a)    exercisable following the occurrence of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (ii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of Bank or a third party as the Code permits; and (vi) receive, open and dispose of mail addressed to Borrower; and (b) regardless of whether an Event of Default has occurred, (i) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (ii) notify all Account Debtors to pay Bank directly. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents have been terminated. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents have been terminated.
9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4    Application of Payments and Proceeds. Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

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9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. A party’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
9.8    Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
Each Borrower is entering into this Agreement, and making all representations and warranties hereunder, on a joint and several basis, and all covenants, agreements and undertakings herein expressed or implied on the part of each Borrower shall be deemed to be joint and several.
10.    NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document shall be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission if transmitted during a Business Day, and if not, then on the next

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Business Day; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to Borrower:    SimilarWeb Ltd.
Menachem Begin Road
Tel Aviv 6701203, Israel
Attn: Jason Schwartz, CFO
E-Mail: jasons@similarweb.com
and with a copy
(which shall not
constitute notice) to:    Meitar | Law Offices
Abba Hillel 16
Ramat Gan 5250608, Israel
Attn: David Glatt, Adv. and David Dydek, Adv.
E-Mail: dglatt@meitar.com; davidd@meitar.com
If to Bank:    Silicon Valley Bank
Alphabeta, 14-18 Finsbury Square
London EC2A 1BR
Attn: Jim Watts
E-Mail: JWatts2@svb.com
and with a copy to:    Shibolet Law Firm 4 Berkowitz St.,
Tel-Aviv 6423806, Israel
Attn.: Maya Koubi Bara-nes, adv.
Fax: +972-7778333
E-Mail: maya@shibolet.com
11.    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Except to the extent otherwise set forth in the Loan Documents, Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

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WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
12.    GENERAL PROVISIONS
12.1    Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of a security interest by Borrower in Section 4.1 and the charges granted under the ISR Debentures and the UK Debenture shall survive until the termination of this Agreement, the ISR Debentures and the UK Debenture and all Bank Services Agreements.
12.2    Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
12.3    Indemnification.
(a)    General Indemnification. Borrower agrees, without duplication with any other obligation contained in this Agreement or the other Loan Documents, to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively,

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“Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
(b)    This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4    Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement; provided, however, Bank acknowledges and agrees that this Section 12.4 shall in no event shorten or remove any grace or cure periods specifically provided in this Agreement.
12.5    Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
12.7    Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8    Counterparts and Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. It is intended that this Agreement shall take effect as a deed in respect of UK Borrower notwithstanding the method of execution of this Agreement by the other parties hereto.
12.9    Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that any prospective transferee or purchaser shall have entered into an agreement containing provisions substantially the same as those in this Section 12.9); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; (f) to any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, as required and in accordance with the provisions of such subordination, intercreditor, or other similar agreement; and (g) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

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12.10    Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document, the ISR Debentures and related translations and report forms shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. For the avoidance of doubt, this Section 12.10 shall not apply on the ISR Debentures and their translation to Hebrew, the notices to the Israeli Registrar of Companies for the registration of the ISR Debentures and the approval of the translation’s compatibility.
12.11    Right of Setoff. Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
12.12    Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.13    Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14    Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.15    Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
12.16    Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
13.    DEFINITIONS
13.1    Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

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“Act” means the Securities Act of 1933, as amended.
“Additional Fee” is defined on Section 2.5(a).
“Administrator” is an individual that is named:
(a)    as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of Borrower; and
(b)    as an Authorized Signer of Borrower in an approval by the Board.
“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.
“Advance Rate” is the product of (a) six hundred percent (600%), multiplied by (b) Net Retention Rate, and provided that Bank may, in its good faith business judgment (which decision shall be based upon factors pertaining to and/or affecting Borrower), change the foregoing advance percentage and/or the Net Churn Percentage in order to mitigate the impact of events, conditions, contingencies or risks that may adversely affect the Collateral or the value thereof. In the event that Bank changes the Advance Rate pursuant to the preceding sentence, Bank shall immediately notify Borrower (“Change Notice”), and such change shall become effective upon such Change Notice. Without derogating from the generality of the foregoing and notwithstanding anything else to the contrary hereunder, in case an Overadvance is created solely and directly from such change, then such Overadvance shall be paid to Bank within up to sixty (60) days after delivery of such Change Notice to Borrower. In the event that Borrower disputes any such change to the Advance Rate, Bank shall meet with Borrower and explain the reasons for such change and the calculation thereof. The Advance Rate shall be calculated by Bank based on information provided by Borrower and acceptable to Bank, in its good faith business judgment, monthly, on the last day of each calendar month for the immediately succeeding calendar month, or such earlier time as Bank may determine necessary in its good faith business judgment.
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Anniversary Fee” is defined in Section 2.5(b)
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

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“Bank Services Agreement” is defined in the definition of Bank Services.
“Blocked Account” is defined in Section 6.3(c) of this Agreement.
“Board” is Borrower’s board of directors.
“Borrower” is defined in the preamble hereof.
“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” is the product of (a) Monthly Recurring Revenue, as determined by Bank from Borrower’s most recent Transaction Report, multiplied by (b) the Advance Rate.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its officer on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Collateral Account” is defined in Section 6.3(c).
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue or securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by Bank or any commercial bank satisfying the requirements of this clause; (d) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory of the United States, or by any foreign government, the securities of which state, commonwealth, territory or foreign government are rated at least A-1 from either Standard & Poor’s Rating Group or P-1 from Moody’s Investors Service, Inc; and (e) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition.
“Charged Property” is defined in the ISR Debentures.
“Change in Control” means the entering into any transaction or series of related transactions (A) which result in ISR Borrower owning less than one hundred percent (100.0%) of the equity interests in US Borrower or UK Borrower or (B) in which the shareholders of ISR Borrower who were not shareholders immediately prior to the first such transaction own more than forty-nine percent (49.0%) of the voting share of ISR Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower provides to Bank a description of the material terms of the transaction and, with respect to a sale of securities to venture capital or

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private equity investors, Borrower identifies to Bank such investors at least Seven (7) Business Days prior to the closing of the transaction).
“Claims” is defined in Section 12.3.
“Code” is (a) the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions, and (b) with respect to ISR Borrower and/or UK Borrower and/or any assets located outside of the United States, any applicable law.
“Collateral” is (a) any and all properties, rights and assets of Borrower described on Exhibit A, (b) any and all properties, rights and assets granted by ISR Borrower to Bank as set forth in the ISR Debentures, including, without limitation, the Charged Property and (c) with respect to UK Borrower, any and all properties, rights and assets of UK Borrower subject to a Lien granted by UK Borrower to Bank (including, without limitation, the “Security Assets” as defined in the UK Borrower Debenture).
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, Overadvance, or any other extension of credit by Bank for Borrower’s benefit.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Default Rate” is defined in Section 2.5(b).

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“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
“Designated Deposit Account” is the account number ending 897 (last three digits) maintained by Borrower with Bank (provided, however, if no such account number is included, then the Designated Deposit Account shall be any deposit account of Borrower maintained with Bank as chosen by Bank).
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Effective Date” is defined in the preamble hereof.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Foreign Currency” means lawful money of a country other than the United States.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Good Faith Deposit” is defined in Section 2.6.

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“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Bank.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“IIA” is the Israel Innovation Authority of the Israeli Ministry of the Economy.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments (c) capital lease obligations, and (d) to the extent not already included in any of (a) through (c) above, Contingent Obligations.
“Indemnified Person” is defined in Section 12.3.
“Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.
“Insolvency Proceeding” is defined in Section 8.5.
“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:
(c)    its Copyrights, Trademarks and Patents;
(d)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
(e)    any and all source code;
(f)    any and all design rights which may be available to such Person;
(g)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(h)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“IP Agreement” is, collectively, (a) that certain Intellectual Property Security Agreement between ISR Borrower and Bank dated as of the Effective Date, and (b) that certain Intellectual Property Security Agreement between US Borrower and Bank and (c) that certain Intellectual Property Security Agreement between UK Borrower and Bank dated as of the Effective Date, in each case as may be amended, modified, supplemented and/or restated from time to time.

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“IPO” is the Company’s initial underwritten public offering and sale of its ordinary shares pursuant to an effective registration statement under the Act.
“ISR Borrower” is defined in the preamble of this Agreement.
“ISR Debenture(s)” is defined in Section 4.2.
“Israeli Insolvency Proceeding” is any proceeding by or against any Person under (a) if applicable, the Israeli Companies Ordinance 5743-1983 or the Israeli Companies Law 5759-1999, and (b) the Israeli Insolvency and Economic Rehabilitation Law, 5788-2018 or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Key Person” is Or Offer, ISR Borrower’s Chief Executive Officer as of the Effective Date and Jason Schwartz, ISR Borrower’s Chief Financial Officer as of the Effective Date.
“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted and unencumbered (specifically excluding Bank’s floating lien granted hereunder or under the ISR Debenture) cash and Cash Equivalents held at such time by Borrower and its Subsidiaries, including for the avoidance of doubt all Cash Collateral Accounts and Blocked Accounts of Borrower, and (b) the Availability Amount.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Agreements, any Bank Services Agreement, the Perfection Certificates, the ISR Debentures, the UK Debenture, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.
“Loan Fees” shall mean, collectively, the Revolving Line Commitment Fee, the Additional Fee, the Anniversary Fee, the Additional Anniversary Fee and the Unused Revolving Line Facility Fee.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Material Subsidiary” means a Subsidiary of Borrower that generates Monthly Recurring Revenues which constitute at least ten percent (10%) of the total Monthly Recurring Revenue of Borrower and its Subsidiaries.
“Measurement Period” is each three months period (TT3).
“Monthly Financial Statements” is defined in Section 6.2(c).
“Monthly Recurring Revenue” is, for any period of determination, the monthly value of Borrower’s and its Subsidiaries’ contracted recurring Revenue attributable to subscriptions, recurring services, software licenses and any other recurring services offered by Borrower on a direct basis (specifically excluding, for the avoidance of any doubt, any one-time maintenance, support, professional, consulting and/or other services offered by Borrower) pursuant to binding, written agreements which arise in the ordinary course of Borrower’s business and are payable on a monthly, quarterly or annual basis, that in each case (i) meets all of Borrower’s representations and warranties described in Section 5.3, (ii) is or may be due and owing from Account Debtors deemed acceptable to Bank in its sole discretion, and (iii) do not include any temporary increase and/or decrease in the tier package provided by Borrower to a certain client which were not made pursuant to binding, written agreements consistent with

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Borrower’s ordinary course of business. For the purpose of this definition, “Revenue” means revenues determined in accordance with GAAP, which for the avoidance of doubt take into account any discounts, credits, reserves for bad debt and other customer adjustments or other offsets; provided that Bank reserves the right at any time and from time to time to exclude and/or remove any Account, or portion thereof, from the definition of Monthly Recurring Revenue, in its good faith business judgment. Notwithstanding the foregoing, Borrower’s Subsidiaries’ Monthly Recurring Revenue shall be included in the Monthly Recurring Revenue calculation hereunder up to an amount equal to twenty five percent (25%) of the total Monthly Recurring Revenue.
“NIS” means only lawful money of the State of Israel.
“Net Churn Percentage” is, expressed as a percentage, (a) the amount of net Monthly Recurring Revenue lost or not retained (including in each case by customer attrition and reduced usage by a customer, however taking into account upsells and expansion revenues for existing clients) in a Measurement Period (provided, however, if such amount is less than zero (0), then such amount shall be deemed to be zero (0)), divided by (b) the amount of Monthly Recurring Revenue during the previous Measurement Period.
“Net Retention Rate” is (a) One Hundred percent (100%) minus (b) (i) the Net Churn Percentage for the most recent Measurement Period, multiplied by (ii) Four (4); provided, however, in no event shall the Net Retention Rate exceed one hundred percent (100%).
“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Loan Fees, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, if applicable, and, (a) if such Person is a corporation, its bylaws, certificate of incorporation or memorandum and/or articles of association (or similar document, as the case may be) in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Overadvance” is defined in Section 2.3.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment Date” is with respect to Advances, the last calendar day of each month.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Indebtedness” is:
(a)    Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)    Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;
(c)    Subordinated Debt;
(d)    Indebtedness secured by Liens permitted under clause (h) of the definition of “Permitted Liens” hereunder;
(e)    interest rate hedges and foreign currency hedges entered into by Borrower to hedge risks with respect to outstanding Indebtedness of Borrower and not for speculative or investment purposes, up to an aggregate amount of Ten Million Dollars ($10,000,000);

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(f)    unsecured Indebtedness to Borrower’s trade creditors incurred in the ordinary course of business;
(g)    unsecured Indebtedness to Borrower’s employees incurred in the ordinary course of business, provided that such Indebtedness are timely paid to Borrower’s employees in the ordinary course of business in accordance with applicable law and agreement;
(h)    unsecured Indebtedness to Borrower’s customers classified as deferred revenue in accordance with GAAP and incurred in the ordinary course of business (solely such that are classified as deferred revenues under the Company’s financial statements and specifically excluding actual Indebtedness payable to Borrower’s customers);
(i)    any other unsecured Indebtedness incurred by Borrower in an aggregate outstanding amount not to exceed $500,000 at any one time; and
(j)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
“Permitted Investments” are:
(a)    Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate (specifically excluding future Investments in Subsidiaries); and
(b)    Investments consisting of Cash Equivalents.
“Permitted Liens” are:
(a)    With respect to ISR Borrower only, Liens existing on the Effective Date which are shown on the Perfection Certificate, as follows: (i) a Lien over a deposit in the amount of USD 390,000 maintained in ISR Borrower’s account with Bank Hapoalim B.M., registered as charge number 5 of ISR Borrower with the Registrar of Companies, and a Lien over a deposit in the amount of USD 8,163,440 maintained in ISR Borrower’s account with Bank Hapoalim B.M., registered as charge number 8 of ISR Borrower with the Registrar of Companies, provided that Borrower represents that such Liens are not securing any Indebtedness and are in the process of being removed concurrently with the execution hereof, and (ii) a Lien over a deposit in the amount of NIS 3,697,136 maintained in ISR Borrower’s account with Bank Leumi, registered as charge number 11 of ISR Borrower with the Registrar of Companies.
(b)    Liens arising under this Agreement or the other Loan Documents.
(c)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder and/or under any other applicable law, and (ii) such Liens have no priority over any Liens in favor of Bank except as provided by applicable law;
(d)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(e)    deposits or pledges (other than a pledge of all assets of the pledgor) to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising and other like obligations incurred in the ordinary course of business, in each case, up to an aggregate amount of Six Hundred Thousand Dollars ($600,000) as to all such deposits or pledges;

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(f)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(g)    Liens to secure interest rate hedges and foreign currency hedges entered into by Borrower to hedge risks with respect to outstanding Indebtedness of Borrower and not for speculative or investment purposes, limited up to an aggregate amount of One Million Dollars ($1,000,000);
(h)    purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding per year, or (ii) existing on Equipment (other than Financed Equipment) when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;
(i)    except to the extent prohibited or waived under any Control Agreement in favor of Bank, Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, to the extent permitted under Section 6.8 hereof, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; and
(j)    Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (i), but any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Qualified IPO” is an IPO of the ISR Borrower in NYSE or Nasdaq, with gross proceeds to ISR Borrower of at least $100,000,000.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral

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or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Vice President of Finance or Controller of Borrower.
“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate principal amount equal to Fifty Million Dollars ($50,000,000), provided however, that upon the consummation of a Qualified IPO, such amount shall increase to an aggregate amount of Seventy Five Million Dollars ($75,000,000).
“Revolving Line Commitment Fee” is defined in Section 2.5(a).
“Revolving Line Maturity Date” is December 30, 2022.
“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.
“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transfer” is defined in Section 7.1.
“UK Insolvency Proceeding” means (a) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors; (b) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to make an application to or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed; (c) an order is made for its winding-up, administration or dissolution, or any Person presents a petition, or makes an application to or files documents with a court or any registrar, for its winding-up, administration or dissolution, or gives notice to Bank of an intention to appoint an administrator other than, in any case, any winding up petition which is frivolous or vexatious and is discharged, stayed, or dismissed within fourteen (14) days of commencement or, if earlier, the date on which it is advertised (but no Advances shall be made until

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such petition is dismissed); (d) any liquidator, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or (e) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, receiver, administrator or similar officer.
“UK Borrower” is defined in the preamble of this Agreement.
“UK Debenture” is defined in Section 4.2 and includes any UK Supplemental Debenture from time to time.
“US Borrower” is defined in the preamble of this Agreement.
“US Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the state of California as of the Effective Date.

BORROWER:

SIMILARWEB LTD

By	/s/ Jason Schwartz

Name:	Jason Schwartz

Title:	CFO

SIMILARWEB INC.

By	/s/ Jason Schwartz

Name:	Jason Schwartz

Title:	CFO

EXECUTED BY
SIMILARWEB UK LIMITED
acting by a director

Signature of
director.	/s/ Or Offer

Name of
Director	Or Offer

BANK:

SILICON VALLEY BANK

By	/s/ Ella Botham

Name:	Ella Botham

Title:	Vice President
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